Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Pershing Square Tontine Holdings, Ltd. (the “Company”) on Form S-1 of our report dated May 20, 2020, except for Note 6 to which the date is June 22, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Pershing Square Tontine Holdings, Ltd. as of May 8, 2020 and for the period from May 4, 2020 (inception) through May 8, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

June 22, 2020